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                                                                    Exhibit 99.2


                                  June 29, 2001


Value City Department Stores, Inc.
c/o Special Committee of the Board of Directors
3241 Westerville Road
Columbus, OH  43224-3751

Gentlemen:

         Schottenstein Stores Corporation (or an affiliated entity designated by Schottenstein Stores Corporation) ("SSC") hereby submits the following proposal to acquire certain subsidiaries of Value City Department Stores, Inc. ("VCDS").

         1. Proposed Transaction. SSC proposes to acquire all of the capital stock or assets of Shonac Corporation, DSW Shoe Warehouse, Inc. and Filene's Basement, Inc., and the subsidiaries of each of them (collectively, the "Companies"), for an aggregate purchase price of $275 million (consisting of $200 million in cash and the assumption of the $75 million VCDS Senior Subordinated Convertible Loan) (the "Transaction"), pursuant to a definitive purchase agreement (the "Purchase Agreement) containing customary representations, warranties, covenants, closing conditions and remedies.

         2. SSC's Conditions. The obligation of SSC to consummate a Transaction shall be subject to, among other things, the following conditions:

                  (a) VCDS obtaining approval of the transaction from the banking group which has the current banking facility with VCDS and which is led by National City Bank and Bank One Capital Group (if SSC determines in its sole discretion that such approval is necessary);

                  (b) satisfactory completion of due diligence;

                  (c) receipt of committed financing, which we are highly confident we can obtain;

                  (d) the Special Committee of the Board of VCDS engaging independent legal counsel and independent financial advisers to advise them with respect to the transaction being acceptable;

                  (e) approval of the transaction contemplated hereby by the Board of Directors of SSC and by the Special Committee and Board of VCDS;

                  (f) the negotiation, execution and delivery of a mutually satisfactory Purchase Agreement;


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                                                                    Exhibit 99.2

                                                                   June 29, 2001


Special Committee of the
Board of Directors


                  (g) the obtaining of all required governmental and regulatory approvals (including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), on terms and conditions which are satisfactory to SSC, and the expiration of any required waiting periods;

                  (h) the obtaining of all consents, assignments or approvals from third parties as may be required or specified by SSC;

                  (i) execution by SSC and VCDS of a mutually satisfactory shared service agreement with respect to the Companies;

                  (j) the repayment of all intercompany obligations to or from SSC and its affiliates and VCDS and its subsidiaries;

                  (k) no pending material litigation, and no material adverse change in the business, assets, results of operations, financial condition or prospects of the Companies; and

                  (l) entering into a mutually satisfactory tax sharing agreement with respect to the use of NOLs.

         3. Inspection and Access to Information. In order to permit SSC, its equity partners and other financing sources to continue with their due diligence, VCDS will need to: (i) provide SSC, its equity partners, financing sources and their authorized representatives with full access to, and make available to them for inspection and review, all properties, books, records, accounts, tax returns, agreements and documents of or relating to the Companies and their business; (ii) furnish SSC, its equity partners, financing sources and such representatives any financial and other information with respect to the Companies and their business as may be reasonably requested from time to time; and (iii) make the employees, attorneys and accountants of the Companies available for consultation, and permit access by SSC, its equity partners, financing sources and their representatives to persons as the parties shall mutually agree for verification of any information so obtained.

         4. Announcements. Any public announcement to the effect that a proposal has been received by VCDS shall be subject to the approval of both VCDS and SSC.

         5. Expenses. In consideration of the willingness of SSC to make, and allow VCDS to disclose, the foregoing proposal, and to devote resources to conduct due diligence and pursue a Transaction, VCDS agrees to pay SSC or reimburse it for its reasonable costs and expenses incurred in connection with pursuing a Transaction and the other matters contemplated by this Letter (whether or not a Transaction is agreed to or consummated), including counsel fees and disbursements and investment banking fees.

         6. Governing Law. This Letter shall be governed by the laws of the State of Ohio without giving effect to the laws, rules and principles of the State of Ohio regarding conflicts of laws.


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                                                                    Exhibit 99.2

                                                                   June 29, 2001


Special Committee of the
Board of Directors


         7. Non-Binding Nature of Letter. Except for the provisions of Paragraphs 4 and 5 hereof, this Letter, including, without limitation, the proposal set forth herein, is a non-binding statement of intent only and does not impose any obligation or liability on SSC or VCDS, including, without limitation, with respect to proceeding with a Transaction.

         8. Timing. Our proposal will terminate at 5:00PM EDT on July 2, 2001 unless this Letter has been countersigned by VCDS with respect to the reimbursement of expenses. We are prepared to include in the Purchase Agreement a provision providing the independent directors until 5:00PM EDT on August 28, 2001, the sixtieth (60th) day from the date of this letter, the right to solicit other indications of interest from third parties regarding a possible transaction with VCDS and to terminate the Purchase Agreement if a superior proposal is received, subject to payment of a break-up fee. However, notwithstanding the Special Committee's potential interest in making such solicitations, we believe that it is important for VCDS and its businesses that the Special Committee determine on a prudent, but timely, basis whether or not it is in the best interests of VCDS and its stockholders to proceed with a Transaction. Accordingly, unless we enter into a Purchase Agreement by 5:00PM EDT on July 23, 2001, three weeks from the Monday that follows the date of this Letter, we will discontinue all discussions concerning a Transaction. Of course, SSC does not waive its rights as a shareholder with respect to any other proposal the Special Committee may receive.

         Please have the Special Committee and its advisors contact SSC through Conrad Bringsjord, head of Mergers & Acquisitions at CIBC, at 212-856-3666 or Steve Reiner, Head of Specialty Retail Investment Banking, at 310-446-7378 at your earliest convenience.

                                          Very truly yours,
                                          Schottenstein Stores Corporation

                                          By:  /s/ Thomas R. Ketteler
                                              ----------------------------------
                                              Name:  Thomas R. Ketteler
                                              Title: CFO

The undersigned hereby agrees to comply with and be bound by the provisions of Paragraphs 4 and 5 hereof, which shall be a binding and enforceable agreement of the parties:

Value City Department Stores, Inc.

By:  ______________________________
     Name:
     Title:


cc:   Mr. Conrad Bringsjord
      Mr. Steve Reiner